          Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

reAlpha Tech Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	(1)	41,666,554	$(1)	$2,533,326.48	0.000110200	$279.17
Total				41,666,554		$2,533,326.48		$279.17

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of common stock, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the book value per share of common stock the registrant registers of $0.0608 per share, which is calculated from its unaudited balance sheet as of January 31, 2023. Given that the registrant’s shares of common stock are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its common stock in accordance with Rule 457(c).

(2)	Represents 41,666,554 shares of the registrant’s common stock being registered for resale by our stockholders identified in this prospectus, or their permitted transferees, in connection with our direct listing on the Nasdaq Capital Market.